UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) June 30, 2006

FLEXTRONICS INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Boulevard, # 28-00, Singapore	018989
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6890-7188

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Named Executive Officer Compensation

On June 30, 2006, the Compensation Committee of the Board of Directors of Flextronics International Ltd. (the “Company”) approved a contribution of €93,750 to the deferred compensation plan for Werner Widmann. Mr. Widmann is an executive officer of the Company, and the Company expects that Mr. Widmann will be a “Named Executive Officer” (as defined in Item 402(a)(2) of Regulation S-K) for purposes of the Company’s proxy statement for the 2006 Annual General Meeting of shareholders.

The contribution to Mr. Widmann’s deferred compensation plan will be made by Multilayer Technology GmbH & Co. KG, a subsidiary of the Company (the “Subsidiary”), pursuant to an Addendum to the Award Agreement for Werner Widmann Deferred Compensation Plan.

The amounts in Mr. Widmann’s deferred compensation account vest according to a formula based on age and years of service with the Subsidiary, which results in vesting in three equal annual installments beginning on July 1, 2009, provided Mr. Widmann continues to be employed by the Subsidiary. 100% of the deferred bonus will be paid to Mr. Widmann if his employment is terminated as a result of his death. In the event of a change of control of the Subsidiary, the percentage of the deferred bonus to be paid for Mr. Widmann is calculated based on a formula relating to his months of service with the Subsidiary during the six-year period from July 1, 2005 through July 1, 2011.

Both the Addendum and the Award Agreement are filed as Exhibits 10.01 and 10.02, respectively, to this Report on Form 8-K. The foregoing description of Mr. Widmann’s deferred compensation plan and the contribution to his plan is qualified in its entirety by reference to the Exhibits.

Item 9.01. Financial Statements and Exhibits.

Exhibit
10.01	Award Agreement for Werner Widmann Deferred Compensation Plan, dated July 22, 2005

10.02	Addendum to Award Agreement for Werner Widmann Deferred Compensation Plan, dated June 30, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flextronics International Ltd.

Date: July 7, 2006

	By:	/s/ Thomas J. Smach
Thomas J. Smach
Chief Financial Officer

Exhibit Index

Exhibit
10.01	Award Agreement for Werner Widmann Deferred Compensation Plan, dated July 22, 2005

10.02	Addendum to Award Agreement for Werner Widmann Deferred Compensation Plan, dated June 30, 2006